SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

           Under the Securities Exchange Act of 1934 (Amendment No. 4)


                          COMPUSONICS VIDEO CORPORATION
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)


                                    209929 10
                                 (CUSIP Number)



     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement of file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 209929 10           13G                  Page___2____ of ___17___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Thomas W. Itin
                     ###-##-####
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     NA
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     US

                         5   SOLE VOTING POWER

                                                            39,617,594 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY                                                   5,035,000 common
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                            39,617,594 common

                         8   SHARED DISPOSITIVE POWER

                                                             5,035,000 common


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            44,652,594 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  27.9%


    12  TYPE OF REPORTING PERSON*

                                                                    IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 1 O F 10 PAGES

CUSIP NO. 209929 10           13G                  Page___3____ of ___17___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Shirley B. Itin
                     ###-##-####
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     US

                         5   SOLE VOTING POWER

                                                            20,000,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY                                                   5,035,000 common
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON                                                    20,000,000 common


                         8   SHARED DISPOSITIVE POWER

                                                             5,035,000 common


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             5,035,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                                   3.1%

    12  TYPE OF REPORTING PERSON*

                                                                    IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES

CUSIP NO. 209929 10           13G                  Page___4____ of ___17___Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Tico, Inc.
                     38-2489493
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Corporation

                         5   SOLE VOTING POWER

                                                            30,000,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                            30,000,000 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                            30,000,000 common

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  18.7%


    12  TYPE OF REPORTING PERSON*

                                                                    CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES

CUSIP NO. 209929 10           13G                  Page___5____ of ___17___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Acrodyne Corporation - Profit Sharing Plan
                     38-1561308
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Corporation

                         5   SOLE VOTING POWER

                                                             9,617,594 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                             9,617,594 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             9,617,594 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   6.0%


    12  TYPE OF REPORTING PERSON*

                                                                    EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES

CUSIP NO. 209929 10           13G                  Page___6____ of ___17___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     SICO
                     38-3023843
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership

                         5   SOLE VOTING POWER

                                                             5,000,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                             5,000,000 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             5,000,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   3.1%


    12  TYPE OF REPORTING PERSON*

                                                                    PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES

CUSIP NO. 209929 10           13G                  Page___7____ of ___17___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     TICO
                     38-3023846
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership

                         5   SOLE VOTING POWER

                                                                35,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                                35,000 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                35,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 0.022%


    12  TYPE OF REPORTING PERSON*

                                                                    PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 6 OF 10 PAGES

CUSIP NO. 209929 10           13G                  Page___8____ of ___17___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Timothy Sean Itin Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan trust

                         5   SOLE VOTING POWER

                                                             5,000,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                             5,000,000 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             5,000,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   3.1%


    12  TYPE OF REPORTING PERSON*

                                                                    00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 7 OF 10 PAGES

CUSIP NO. 209929 10           13G                  Page___9____ of ___17___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Nina Beardsley Itin Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan trust

                         5   SOLE VOTING POWER

                                                             5,000,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                             5,000,000 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             5,000,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   3.1%


    12  TYPE OF REPORTING PERSON*

                                                                    00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 8 OF 10 PAGES

CUSIP NO. 209929 10           13G                 Page___10____ of ___17___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Whitney Lynne Hebard Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan trust

                         5   SOLE VOTING POWER

                                                             5,000,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                             5,000,000 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             5,000,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   3.1%


    12  TYPE OF REPORTING PERSON*

                                                                    00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 9 OF 10 PAGES

CUSIP NO. 209929 10           13G                 Page___11____ of ___17___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Gregory Robert Hebard Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan trust

                         5   SOLE VOTING POWER

                                                             5,000,000 common
  NUMBER OF
  SHARES                 6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING              7   SOLE DISPOSITIVE POWER
  PERSON
                                                             5,000,000 common

                         8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             5,000,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   3.1%


    12  TYPE OF REPORTING PERSON*

                                                                    00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 10 OF 10 PAGES

CUSIP No. 209929 10                                                Page 12 of 17


ITEM 1(a)         Name of Issuer:  CompuSonics Video Corporation

ITEM 1(b)         Address of Issuer's Principal Executive Officers:

                  7001 Orchard Lake Road, Suite 424
                  West Bloomfield, MI  48322

ITEM 2(a)         Name of Persons Filing:

     This Schedule 13G is being filed jointly by Thomas W. Itin, Shirley B. Itin, TICO, Inc., a Michigan corporation ("TCI"), Acrodyne Corporation - Profit Sharing Plan ('"Acrodyne PSP"), TICO, a Michigan co- partnership ("TICO"), SICO, a Michigan co-partnership ("SICO"), Timothy Sean Itin Irrevocable Living Trust ("TSI Trust"), Nina Beardsley Itin Irrevocable Living Trust ("NBI Trust"), Whitney Lynne Hebard Irrevocable Living Trust ("WLH Trust) and Gregory Robert Hebard Irrevocable Living Trust ("GRH Trust"). The TSI Trust, NBI Trust, WLH Trust and GRH Trust sometimes hereinafter are referred to collectively as the "Trusts". Mr. Itin owns all of the outstanding stock of TWI International, Inc., which in turn owns all the outstanding stock of Tico, Inc. Mr. Itin is the trustee and beneficiary of the Acrodyne PSP and is a partner in each of TICO and SICO. Shirley B. Itin is trustee of the Trusts for their grandchildren or grown children. Mrs. Itin has sole power to vote or to direct the vote of the shares held by the Trusts. Mrs. Itin is a partner in each of TICO and SICO. None of the shares reported herein are owned of record by Mr. Itin or Mrs. Itin. Mr. and Mrs. Itin disclaims any beneficial ownership of the Trusts. Mr. Itin is Chairman of the Board of the Issuer and, under Rule 13d-3, may be deemed to be the beneficial owner of all of the shares reported herein due to his relationship with the record owners.

ITEM 2(b)         Address Principal Business Office or, if none, Residence:

                  7001 Orchard Lake Road, Suite 424
                  West Bloomfield, MI 48322

ITEM 2(c) Citizenship:

               Mr. Itin is a United States citizen. Mrs. Itin is a United States citizen. TCI is a Michigan Corporation. TICO and SICO are Michigan co-partnerships. The Trusts are Michigan trusts.

ITEM 2(d)         Title of Class of Securities
                  Common Stock $.001 Par Value

CUSIP No. 209929 10                                                Page 13 of 17



ITEM 2(e)         CUSIP Number:  209929 10

ITEM 3            N/A

ITEM 4            Ownership:

                  a. Amount Beneficially Owned: 44,652,594 shares (27.9%) owned by Mr. Itin

                    Includes:(i)  30,000,000 owned of record by TCI: (ii) 35,000 shares owned of record by TICO; (iii) 9,617,594 shares owned of record by Acrodyne PSP; and (iv) 5,000,000 shares owned of record by SICO;

                  b. Amount Beneficially Owned: 5,035,000 shares (3.1%) owned by Mrs. Itin

                    Includes:  (I) 35,000  shares  owned of record by TICO;  and
               (ii) 5,000,000 shares owned of record by SICO.

                    The percentage of ownership does not include:  (i) 5,000,000 shares owned by TSI Trust: (ii) 5,000,000 shares owned by NBI Trust; (iii) 5,000,000 shares owned by WLH Trust; and (iv) 5,000,000 shares owned by GRH Trust.

                  b.       Percent of Class:

                           27.9%           by Thomas W. Itin
                            3.1%           by Shirley B. Itin
                           18.7%           by TICO, Inc.
                            6.0%           by Acrodyne PSP
                            3.1%           by SICO
                            0.02%          by TICO
                            3.1%           by TSI Trust
                            3.1%           by NBI Trust
                            3.1%           by WLH Trust
                            3.1%           by GRH Trust

                  c.  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:

CUSIP No. 209929 10                                                Page 14 of 17



                    Mr. Itin, through his ownership of TCI and Acrodyne PSP, has the sole power to vote the 39,617,594 shares owned by TCI and Acrodyne PSP.

                    As trustee of the Trusts,  Mrs.  Itin has sole power to vote or to direct the vote of the 20,000,000 shares held by the Trusts. Mr. & Mrs. Itin disclaims beneficial ownership of the Trusts.

                   (ii) shared power to vote or to direct the vote:

                    As a partner of each SICO and TICO, Mr. Itin shares power to vote or to direct the vote of the total 5,035,000 shares owned by TICO and SICO.

                    As a partner of each SICO and TICO,  Mrs.  Itin shares power to vote or to direct the vote of the total 5,035,000 shares owned by TICO and SICO.

                  (iii) sole power to dispose or to direct the disposition:

                    Mr. Itin, through his ownership of TCI and as trustee of the
               Acrodyne PSP, has the sole power to dispose of or direct the disposition of the 39,617,594 shares owned by TCI and Acrodyne PSP.

CUSIP No. 209929 10                                                Page 15 of 17

                    As trustee of the Trusts,  Mrs.  Itin has sole power to vote or to direct the vote of the 20,000,000 shares held by the trusts. Mr. and Mrs. Itin disclaims beneficial ownership of the Trusts.

                   (iv) shared power to dispose or to direct the disposition:

                    As a partner of each SICO and TICO, Mr. Itin shares power to dispose of or direct the disposition of the 5,000,000 shares owned by SICO and the 35,000 shares owned by TICO.

                    As a partner of each SICO and TICO,  Mrs.  Itin shares power to dispose of or direct the disposition of the 5,000,000 shares owned by SICO and the 35,000 shares owned by TICO.


ITEM 5   Ownership of Five Percent or Less of a Class:  N/A

ITEM 6   Ownership of More than Five percent on Behalf of Another Person:
                                    N/A

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: N/A

ITEM 8   Identification and Classification of Members of the Group:  N/A

ITEM 9   Notice of Dissolution of Group:  N/A

ITEM 10  Certification:  N/A

CUSIP No. 209929 10                                                Page 16 of 17


                                    SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Dated: February 12, 1998               s\ Thomas W. Itin
                                                -------------------------
                                                Thomas W. Itin

                                                ACRODYNE CORPORATION - PROFIT
                                                SHARING PLAN

         Dated: February 12, 1998               s\ Thomas W. Itin
                                                --------------------------
                                                Thomas W. Itin, Trustee

                                                TICO, INC.

         Dated: February 12, 1998                s\ Thomas W. Itin
                                                --------------------------
                                                Thomas W. Itin, President

                                                SICO, A MICHIGAN CO-PARTNERSHIP

         Dated: February 12, 1998               s\ Shirley B. Itin
                                                --------------------------
                                                Shirley B. Itin, Partner

                                                TICO, A MICHIGAN CO-PARTNERSHIP

         Dated: February 12, 1998                s\ Thomas W. Itin
                                                --------------------------
                                                Thomas W. Itin, Partner

                                                TIMOTHY SEAN ITIN IRREVOCABLE
                                                LIVING TRUST

         Dated: February 12, 1998                s\ Shirley B. Itin
                                                --------------------------
                                                 Shirley B. Itin, Trustee

CUSIP No. 209929 10                                                Page 17 of 17

                                                NINA BEARDSLEY ITIN IRREVOCABLE
                                                LIVING TRUST

         Dated: February 12, 1998               s\ Shirley B. Itin
                                                --------------------------
                                                Shirley B. Itin, Trustee

                                                WHITNEY LYNNE HEBARD
                                                IRREVOCABLE LIVING TRUST

         Dated: February 12, 1998               s\ Shirley B. Itin
                                                --------------------------
                                                Shirley B. Itin, Trustee

                                                GREGORY ROBERT HEBARD
                                                IRREVOCABLE LIVING TRUST

         Dated: February 12, 1998               s\ Shirley B. Itin
                                                ---------------------------
                                                Shirley B. Itin, Trustee


         Dated: February 12, 1998               s\ Shirley B. Itin
                                                ---------------------------
                                                Shirley B. Itin